Exhibit 99.1

Corporate Headquarters 96 South George Street York, Pennsylvania 17401 U.S.A. www.glatfelter.com

For Immediate Release	Contacts:
	Investors:	Media:
	John P. Jacunski	William T. Yanavitch
	(717) 225-2794	(717) 225-2747

GLATFELTER REPORTS SECOND-QUARTER 2014 EARNINGS

YORK, Pennsylvania – July 29, 2014 – Glatfelter (NYSE: GLT) today reported second quarter 2014 net income of $4.7 million, or $0.11 per diluted share, and adjusted earnings of $3.8 million, or $0.09 per diluted share. For the second quarter of 2013, net income was $0.9 million, or $0.02 per diluted share, and adjusted earnings were $5.1 million or $0.12 per diluted share.

Consolidated net sales totaled $445.3 million in the second quarter of 2014, a 4.5 percent increase compared with $426.0 million in the second quarter of 2013 primarily driven by the Dresden acquisition and foreign currency translation.

“Our second quarter results reflect the continued progress of our growth businesses as Composite Fibers and Advanced Airlaid Materials reported operating income increases of 5 percent and 17 percent, respectively,” said Dante C. Parrini, chairman and chief executive officer. “Specialty Papers’ revenue increased slightly reflecting the realization of announced price increases and we successfully completed the expanded annual maintenance outages in May and June in-line with expectations.”

Mr. Parrini continued, “As we move into the second half of the year, we look forward to sustaining improved operating performance in Specialty Papers and returning earnings to a more normalized level. In our Advanced Airlaid Materials business, demand has been strong all year and we expect it to continue. In Composite Fibers, certain product segments are experiencing challenging market conditions. However, the steps we have taken to improve productivity and reduce costs are expected to allow us to continue generating solid profitability. While pockets of market uncertainty exist, I believe our leadership positions in key growth markets and focus on operating execution and cost control will lead to improved operating results throughout the balance of the year.”

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Glatfelter Reports 2014 Second Quarter Results	page 2

The following table sets forth a reconciliation of net income on a GAAP basis to adjusted earnings:

	Three months ended June 30
	2014		2013
In thousands, except per share	After tax income	Diluted EPS	After tax income	Diluted EPS
Net income	$4,669	$0.11	$933	$0.02
Timberland sales and related costs	(872)	(0.02)	—	—
Acquisition and integration related costs	—	—	3,969	0.09
International legal entity restructuring	—	—	193	—

Adjusted earnings	$3,797	$0.09	$5,095	$0.12

The sum of individual per share amounts set forth above may not agree to adjusted earnings per share due to rounding.

Second Quarter Business Unit Results

Composite Fibers

	Three months ended June 30
Dollars in thousands	2014	2013	Change
Tons shipped	39,448	35,049	4,399	12.6%
Net sales	$156,999	$142,553	$14,446	10.1%
Operating income	17,285	16,429	856	5.2%
Operating margin	11.0%	11.5%

Composite Fibers includes the financial results of Dresden prospectively from the April 30, 2013 acquisition date.

Net sales for this business unit increased $14.4 million, or 10.1 percent, primarily due to the inclusion of a full quarter of Dresden’s results in 2014. Foreign currency translation favorably impacted the year-over-year net sales comparison by $6.0 million.

Composite Fibers’ second-quarter 2014 operating income increased $0.9 million to $17.3 million. Selling prices were down $3.4 million due to increased market competition for wallcover and metalized products. A full quarter of shipments from the Dresden acquisition and a positive mix shift improved operating income by $2.6 million. Improved operating efficiencies and lower input costs combined benefited earnings by $1.4 million.

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Glatfelter Reports 2014 Second Quarter Results	page 3

Advanced Airlaid Materials

	Three months ended June 30
Dollars in thousands	2014	2013	Change
Tons shipped	24,643	23,704	939	4.0%
Net sales	$70,478	$66,430	$4,048	6.1%
Operating income	6,157	5,243	914	17.4%
Operating margin	8.7%	7.9%

On a year-over-year basis, Advanced Airlaid Materials’ net sales increased $4.0 million, or 6.1 percent, primarily due to a 4.0 percent increase in shipping volumes. Foreign currency translation favorably impacted the year-over-year net sales comparison by $2.0 million.

Second quarter 2014 operating income increased $0.9 million, or 17.4 percent, compared with the year-ago quarter, primarily due to higher shipments of hygiene products and $0.7 million from currency translation. These favorable factors were partially offset by cost inflation and higher freight costs to meet North American customer demand from our European facility.

Specialty Papers

	Three months ended June 30
Dollars in thousands	2014	2013	Change
Tons shipped	190,718	195,657	(4,939)	(2.5)%
Net sales	$217,864	$216,985	$879	0.4%
Energy and related sales, net	790	423	367	86.8%
Operating loss	(7,205)	(3,881)	(3,324)	n/m
Operating margin	(3.3)%	(1.8)%

On a year-over-year basis, Specialty Papers’ net sales increased $0.9 million, or 0.4 percent primarily due to a $6.0 million benefit from higher average selling prices offset by lower shipping volumes.

For the second quarter of 2014, Specialty Papers’ operating loss increased to $7.2 million compared with $3.9 million in the second quarter of 2013. The Company completed annually scheduled maintenance outages at its Chillicothe, OH and Spring Grove, PA facilities which adversely impacted results by $28.2 million and $21.7 million in the second quarters of 2014 and 2013, respectively. The $6.5 million increase reflects a broader scope of work and increased purchased pulp consumption. In addition, higher prices for raw materials and energy negatively impacted operating results by $1.7 million.

Other Financial Information

Pension expense totaled $1.8 million and $3.2 million for the second quarters of 2014 and 2013, respectively. The decline reflects the benefit of higher discount rates and the amortization of deferred actuarial gains related to higher returns on assets in 2013. Because the Company’s qualified plan remains overfunded, a cash contribution is not required to be made in 2014 nor is a contribution expected in the foreseeable future.

During the second-quarter 2013, the Company incurred acquisition and integration related costs totaling $4.8 million, pre-tax or $4.0 million after-tax. All such costs are excluded from the determination of non-GAAP adjusted earnings. Approximately $1.1 million, pre-tax, was related to the step-up in fair value of acquired inventory existing at the acquisition date and sold during the second quarter and is recorded as a component of costs of products sold and the remaining costs are included in selling, general and administrative expenses in the accompanying consolidated statements of income.

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Glatfelter Reports 2014 Second Quarter Results	page 4

Interest expense totaled $4.8 million and $4.5 million in the second quarters of 2014 and 2013, respectively.

The Company completed the sale of 437 acres of timberlands during the second quarter of 2014 for an after-tax gain of $0.9 million.

The Company recorded an income tax provision of $1.0 million on adjusted pre-tax earnings resulting in an effective tax rate of 20.5 percent compared with an effective tax rate of 28.2 percent in the same quarter a year ago. The effective tax rate in the second quarter of 2014 reflects a greater proportion of earnings generated in lower tax foreign jurisdictions relative to the U.S.

2014 Year-to-date Results

For the first six months of 2014, adjusted earnings totaled $17.9 million, or $0.41 per diluted share, compared with $22.5 million, or $0.51 per diluted share, in 2013. On a GAAP basis, the Company reported net income of $19.3 million, or $0.44 per diluted share, compared with net income of $16.6 million, or $0.38 per diluted share, in 2013. The results of operations for both periods include the impact of significant unusual and non-recurring items. The following table sets forth a reconciliation of results determined on a GAAP basis to adjusted earnings:

	Six months ended June 30
	2014		2013
In thousands, except per share	After tax income	Diluted EPS	After tax income	Diluted EPS
Net income	$19,317	$0.44	$16,562	$0.38
Acquisition and integration related costs	—	—	5,730	0.13
International legal entity restructuring	—	—	453	0.01
Timberland sales and related costs	(1,379)	(0.03)	(282)	(0.01)

Adjusted earnings	$17,938	$0.41	$22,463	$0.51

The sum of individual per share amounts set forth above may not agree to adjusted earnings per share due to rounding.

Consolidated net sales for the first half of 2014 were $901.1 million, an 8.4 percent increase compared with $831.2 million for the same period of 2013. Organic growth totaled 2.2 percent and the remainder was related to the Dresden acquisition.

Balance Sheet and Other Information

Cash and cash equivalents totaled $28.0 million as of June 30, 2014, and net debt was $387.4 million compared with $319.4 million at the end of 2013. (Refer to the calculation of this measure provided in the tables at the end of this release.)

Capital expenditures totaled $30.2 million in the first half of 2014 compared with $60.8 million in the first half of 2013 which included $25.6 million for Composite Fibers’ capacity expansion project. For 2014, total capital expenditures are estimated to approximate $80 million to $90 million.

Adjusted free cash flow was $(50.3) million in the first half of 2014 compared with $3.6 million in the same period of 2013 due to an increase in working capital and cash paid for income taxes. (Refer to the calculation of these measures provided in this release.)

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Glatfelter Reports 2014 Second Quarter Results	page 5

During 2014, the Company repurchased $9.5 million, or 360 thousand shares, of common stock under its share repurchase program. On May 1, 2014, the Company announced that its Board of Directors approved a $25 million increase to the share repurchase program and extended the expiration date to May 1, 2016. Under the revised program, the Company may repurchase up to $50 million of its outstanding common stock, of which $14.0 million had been utilized through June 30, 2014.

Outlook

In the third quarter of 2014, Composite Fibers’ shipping volumes are expected to be slightly higher than the second quarter of 2014. Selling prices and raw material and energy costs are expected to be in line with the second quarter of 2014.

Shipping volumes for Advanced Airlaid Materials in the third quarter of 2014 are expected to be slightly higher than the second quarter of 2014. Average raw material prices are expected to be slightly higher than the second quarter of 2014 resulting in higher selling prices consistent with our pass-through arrangements.

For Specialty Papers, the Company expects shipping volumes in the third quarter of 2014 to be approximately 5 percent higher than the second quarter of 2014 reflecting normal seasonal patterns. Overall selling prices are expected to be slightly higher in the third quarter as previously announced price increases are implemented. Input costs are expected to be in-line with the second quarter of 2014.

Conference Call

As previously announced, the Company will hold a conference call at 11:00 a.m. (Eastern) today to discuss its second quarter results. The Company’s earnings release and an accompanying financial supplement, which includes significant financial information to be discussed on the conference call, will be available on Glatfelter’s Investor Relations website at the address indicated below. Information related to the conference call is as follows:

What:	Glatfelter’s 2nd Quarter 2014 Earnings Release Conference Call

When:	Tuesday, July 29, 2014, 11:00 a.m. Eastern Time

Number:	US dial 888.335.5539 International dial 973.582.2857

Conference ID:	74094120

Webcast:	http://www.glatfelter.com/about_us/investor_relations/default.aspx

Rebroadcast Dates:	July 29, 2014, 2:00 p.m. through August 12, 2014

Rebroadcast Number:	Within US dial 855.859.2056 International dial 404.537.3406

Conference ID:	74094120

Interested persons who wish to hear the live webcast should go to the website prior to the starting time to register, download and install any necessary audio software.

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Glatfelter Reports 2014 Second Quarter Results	page 6

Caution Concerning Forward-Looking Statements

Any statements included in this press release which pertain to future financial and business matters are “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. The Company uses words such as “anticipates”, “believes”, “expects”, “future”, “intends” and similar expressions to identify forward-looking statements. Any such statements are based on management’s current expectations and are subject to numerous risks, uncertainties and other unpredictable or uncontrollable factors that could cause future results to differ materially from those expressed in the forward-looking statements including, but not limited to: changes in industry, business, market, political and economic conditions in the U.S. and other countries in which the Company does business, demand for or pricing of its products, changes in tax legislation, governmental laws, regulations and policies, initiatives of regulatory authorities, technological changes and innovations, market growth rates, and cost reduction initiatives. In light of these risks, uncertainties and other factors, the forward-looking matters discussed in this press release may not occur and readers are cautioned not to place undue reliance on these forward-looking statements. The forward-looking statements speak only as of the date of this press release and Glatfelter undertakes no obligation, and does not intend, to update these forward-looking statements to reflect events or circumstances occurring after the date of this press release. More information about these factors is contained in Glatfelter’s filings with the U.S. Securities and Exchange Commission, which are available at www.glatfelter.com.

About Glatfelter

Celebrating its 150th anniversary in 2014, Glatfelter is a global supplier of specialty papers and fiber-based engineered materials, offering innovation, technical expertise, and world-class service. Headquartered in York, PA, U.S. operations include facilities in Spring Grove, PA and Chillicothe and Fremont, OH. International operations include facilities in Canada, Germany, France, the United Kingdom and the Philippines, and sales and distribution offices in Russia and China. Glatfelter’s sales approximate $1.8 billion annually and its common stock is traded on the New York Stock Exchange under the ticker symbol GLT. Additional information may be found at www.glatfelter.com.

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P. H. Glatfelter Company and subsidiaries

Consolidated Statements of Income

(unaudited)

	Three months ended June 30		Six months ended June 30
In thousands, except per share	2014	2013	2014	2013
Net sales	$445,341	$425,967	$901,062	$831,156
Energy and related sales, net	790	424	6,052	1,525

Total revenues	446,131	426,391	907,114	832,681
Costs of products sold	404,694	385,551	810,637	734,466

Gross profit	41,437	40,840	96,477	98,215
Selling, general and administrative expenses	32,314	34,528	65,865	68,015
Gains on dispositions of plant, equipment and timberlands, net	(1,482)	(19)	(2,291)	(92)

Operating income	10,605	6,331	32,903	30,292
Non-operating income (expense)
Interest expense	(4,762)	(4,514)	(9,574)	(8,355)
Interest income	52	46	113	148
Other, net	61	175	272	422

Total other expense	(4,649)	(4,293)	(9,189)	(7,785)

Income before income taxes	5,956	2,038	23,714	22,507
Income tax provision	1,287	1,105	4,397	5,945

Net income	$4,669	$933	$19,317	$16,562

Earnings per share
Basic	$0.11	$0.02	$0.45	$0.38
Diluted	0.11	0.02	0.44	0.38
Cash dividends declared per common share	$0.11	$0.10	$0.22	$0.20
Weighted average shares outstanding
Basic	43,287	43,134	43,327	43,050
Diluted	44,136	44,202	44,251	44,119

Business Unit Financial Information

(unaudited)

Three months ended June 30
Dollars in millions	Composite Fibers		Advanced Airlaid Materials		Specialty Papers		Other and Unallocated		Total
	2014	2013	2014	2013	2014	2013	2014	2013	2014	2013
Net sales	$157.0	$142.6	$70.5	$66.4	$217.9	$217.0	$—	$—	$445.3	$426.0
Energy and related sales, net	—	—	—	—	0.8	0.4	—	—	0.8	0.4

Total revenue	157.0	142.6	70.5	66.4	218.7	217.4	—	—	446.1	426.4
Costs of products sold	126.9	114.6	62.0	58.8	214.1	207.9	1.7	4.2	404.7	385.6

Gross profit (loss)	30.1	27.9	8.5	7.6	4.6	9.5	(1.7)	(4.2)	41.4	40.8
SG&A	12.8	11.5	2.3	2.4	11.8	13.4	5.4	7.3	32.3	34.5
Gains on dispositions of plant, equipment and timberlands, net	—	—	—	—	—	—	(1.5)	—	(1.5)	—

Total operating income (loss)	17.3	16.4	6.2	5.2	(7.2)	(3.9)	(5.6)	(11.5)	10.6	6.3
Non operating expense	—	—	—	—	—	—	(4.6)	(4.3)	(4.6)	(4.3)

Income (loss) before income taxes	$17.3	$16.4	$6.2	$5.2	$(7.2)	$(3.9)	$(10.2)	$(15.8)	$6.0	$2.0

Supplementary Data
Net tons sold (thousands)	39.4	35.0	24.6	23.7	190.7	195.7	—	—	254.8	254.4
Depreciation, depletion and amortization	$7.6	$5.9	$2.3	$2.2	$7.9	$8.3	$0.5	0.2	$18.3	$16.7
Capital expenditures	5.4	18.8	1.4	1.9	8.6	8.2	0.3	0.6	15.7	29.4

Six months ended June 30
Dollars in millions	Composite Fibers		Advanced Airlaid Materials		Specialty Papers		Other and Unallocated		Total
	2014	2013	2014	2013	2014	2013	2014	2013	2014	2013
Net sales	$315.6	$254.4	$141.8	$132.7	$443.7	$444.1	$—	$—	$901.1	$831.2
Energy and related sales, net	—	—	—	—	6.1	1.5	—	—	6.1	1.5

Total revenue	315.6	254.4	141.8	132.7	449.8	445.6	—	—	907.1	832.7
Costs of products sold	252.9	205.0	125.1	118.4	429.1	403.4	3.5	7.7	810.6	734.5

Gross profit (loss)	62.7	49.4	16.7	14.3	20.7	42.3	(3.5)	(7.7)	96.5	98.2
SG&A	26.1	21.3	4.7	4.5	25.5	27.9	9.6	14.3	65.9	68.0
Gains on dispositions of plant, equipment and timberlands, net	—	—	—	—	—	—	(2.3)	(0.1)	(2.3)	(0.1)

Total operating income (loss)	36.6	28.1	12.0	9.8	(4.8)	14.4	(10.8)	(21.9)	32.9	30.3
Non operating expense	—	—	—	—	—	—	(9.2)	(7.8)	(9.2)	(7.8)

Income (loss) before income taxes	$36.6	$28.1	$12.0	$9.8	$(4.8)	$14.4	$(20.0)	$(29.7)	$23.7	$22.5

Supplementary Data
Net tons sold (thousands)	79.4	57.6	49.7	47.6	392.9	398.0	—	—	522.1	503.2
Depreciation, depletion and amortization	$15.3	$10.6	$4.6	$4.4	$16.1	$16.6	$0.9	$0.4	$36.9	$32.0
Capital expenditures	11.4	36.2	2.9	4.0	14.8	16.8	1.1	3.8	30.2	60.8

The sum of individual amounts set forth above may not agree to the consolidated financial statements included herein due to rounding.

Selected Financial Information

(unaudited)

	Six months ended June 30
In thousands	2014	2013
Cash Flow Data
Cash provided (used) by:
Operating activities	$(21,366)	$48,227
Investing activities	(27,896)	(271,867)
Financing activities	(45,563)	171,234
Depreciation, depletion and amortization	36,893	32,024
Capital expenditures	30,156	60,823

	June 30 2014	December 31 2013
Balance Sheet Data
Cash and cash equivalents	$28,016	$122,882
Total assets	1,630,107	1,678,410
Total debt	415,438	442,325
Shareholders’ equity	692,583	684,476

Reconciliation of GAAP Financial Information to Non-GAAP Financial Information

This press release includes a discussion of earnings before the effects of certain specifically identified items, which is referred to as adjusted earnings, a non-GAAP measure. The Company uses non-GAAP adjusted earnings to supplement the understanding of its consolidated financial statements presented in accordance with GAAP. Non-GAAP adjusted earnings is meant to present the financial performance of the Company’s core operations, which consists of the production and sale of specialty papers, composite fibers papers and airlaid non-woven materials. Management and the Company’s Board of Directors use non-GAAP adjusted earnings to evaluate the performance of the Company’s fundamental business in relation to prior periods. The performance of the Company’s operations is evaluated based upon numerous items such as tons sold, average selling prices, gross margins and overhead, among others. Gains on the sale of timberlands, acquisition and integration related costs, and restructuring charges, among others, are excluded from the Company’s calculation of non-GAAP adjusted earnings because management believes each of these items is unique and not part of the Company’s core business, and will only impact the Company’s financial results for a limited period of time. Gains from timberland sales are distinct from revenues generated from product sales. Unlike items such as cost of raw materials and overhead costs, acquisition and integration related costs, and restructuring charges are unique items that do not represent direct costs incurred in the manufacture and sale of the Company’s products.

Unlike net income determined in accordance with GAAP, non-GAAP adjusted earnings does not reflect all charges and gains recorded by the Company for the applicable period and, therefore, does not present a complete picture of the Company’s results of operations for the respective period. However, non-GAAP adjusted earnings provides a measure of how the Company’s core operations are performing, which management believes is useful to investors because it allows comparison of such operations from period to period. Non-GAAP adjusted earnings should not be considered in isolation from, or as a substitute for, measures of financial performance prepared in accordance with GAAP.

	Six months ended June 30
Calculation of Adjusted Free Cash Flow
In thousands	2014	2013
Cash from operations	$(21,366)	$48,227
Less: Capital expenditures	(30,156)	(60,823)
Add back: BART/MACT environmental compliance	1,208	—
Add back: Composite Fibers capacity expansion	—	25,554
Exclude: Cellulosic biofuel/Alternative fuel mixture credits	—	(9,406)

Adjusted free cash flow	$(50,314)	$3,552

Net Debt	June 30 2014	December 31 2013
In thousands
Current portion of long-term debt	$1,821	$—
Long term debt	413,617	442,325

Total	415,438	442,325
Less: Cash	(28,016)	(122,882)

Net Debt	$387,422	$319,443